CONTACT:
Norris Battin
E-mail: nbattin@usa.net

FOR IMMEDIATE RELEASE

        COOPER COMPANIES TO DIVEST HOSPITAL GROUP OF AMERICA'S MEADOWWOOD
                            BEHAVIORAL HEALTH SYSTEM

   COMPLETED TRANSACTION WOULD MARK EXIT FROM MENTAL HEALTH SERVICES BUSINESS

         IRVINE, Calif., November 18, 1998 -- The Cooper Companies, Inc. (NYSE/PCX: COO) today announced that it has signed a nonbinding letter of intent with Focus Healthcare, LLC, (Focus) for Focus to acquire substantially all of the assets, other than the trade receivables, of MeadowWood Behavioral Health System, now owned by Cooper's Hospital Group of America (HGA) unit. The transaction is subject to the execution of a definitive purchase agreement and due diligence.

         With the proposed transaction and collection of receivables, Cooper would expect to net between $4.5 and $5.0 million in cash before acquisition costs. The parties currently expect to close the transaction around the end of January, 1999.

         Completing this transaction and the previously announced transaction to sell HGA's three other mental health services businesses for $30 million to Universal Health Services (NYSE:UHS), would end Cooper's participation in the psychiatric services market.

         Assuming its successful exit from psychiatric services, Cooper will become a pure medical device company with two business units, CooperVision which markets contact lenses and CooperSurgical which markets products for the gynecological market.

         Forward-Looking Statements

         Statements in this report that are not based on historical fact may be "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. They include words like "may," "will," "expect," "estimate," "anticipate," "continue" or similar terms and reflect Cooper's current analysis of existing trends. Actual results could differ materially from those indicated due to: major changes in business conditions and the economy, loss of key senior management, major disruptions in the operations of Cooper's manufacturing facilities, new competitors or technologies, significant disruptions caused by the failure of third parties to address the Year 2000 issue or by unforeseen delays in completing Cooper's Year 2000 compliance program, acquisition integration costs, foreign currency exchange exposure including the potential impact of the Euro, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, regulatory issues, significant environmental clean-up costs above those already accrued, litigation costs, costs of business divestitures, and items listed in the Company's SEC reports, including the section entitled "Business " in its Annual Report on Form 10-K for the year ended October 31, 1997.

         NOTE: A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. The Cooper Company's Internet address is www.coopercos.com.